UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D. C. 20549



                          FORM 8-K


                       CURRENT REPORT


 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) June 23, 1997


               RIGHTCHOICE MANAGED CARE, INC.
   (Exact name of registrant as specified in its charter)


     Missouri                        1-13248                43-1674052
(State or other jurisdiction      (Commission            (IRS Employer
     of incorporation)             File Number)         Identification No.)



1831 Chestnut Street, St. Louis, Missouri            63103-2275
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (314) 923-4444



Item 4.      Changes in Registrant's Certifying Accountant

(a) On June 23, 1997, RightCHOICE Managed Care, Inc. (the company) dismissed Price Waterhouse LLP (PW) as its independent accountants.

     The reports of PW on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

     The company's Audit Committee participated in and approved the decision to change independent accountants.

     In connection with its audits for the two most recent fiscal years and through June 23, 1997, there have been no disagreements with PW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PW would have caused them to make reference thereto in their report on the financial statements for such years.

     During the two most recent fiscal years and through June 23, 1997, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

     The company has requested that PW furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated
     June 27, 1997, is filed as Exhibit 16 to this Form 8-K.

(b) The company engaged Coopers & Lybrand LLP (C&L) as its new independent accountants as of June 23, 1997. During the two most recent fiscal years and through June 23, 1997, the company has not consulted with C&L regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company's financial statements, and either a written report was provided to the company or oral advice was provided that C&L concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

                        EXHIBIT INDEX

16   Letter from Price Waterhouse LLP dated June 27, 1997.

                         SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   RightCHOICE Managed Care, Inc.




June 27, 1997                      /s/ SANDRA VAN TREASE
                                   Sandra Van Trease
                                   Senior Vice President and
                                   Chief Financial Officer